NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

A. M. Best Affirms Ratings for ProAssurance, Revises Outlook to Positive

BIRMINGHAM, AL., June 11, 2012 (PRNewswire)– ProAssurance Corporation (NYSE: PRA) said today that A. M. Best has announced a number of rating actions underscoring the balance sheet strength and customer commitment of the ProAssurance Group and its subsidiaries.

“We are pleased that A. M. Best continues to recognize the financial strength of ProAssurance,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. “It is that financial strength that allows us to make an enduring commitment of excellence to every ProAssurance policyholder, and it is the level of service behind that commitment that truly sets ProAssurance apart.”

A. M. Best revised its outlook for the Financial Strength Rating (FSR) of the ProAssurance Group upward, to “Positive” while affirming the “A” (Excellent) ratings assigned to the Group, which consists of ProAssurance Casualty, ProAssurance Indemnity and ProAssurance Specialty. Also affirmed is the “A” (Excellent) rating assigned to the Podiatry Insurance Company of America (PICA) and the “A-” ratings assigned to ProAssurance National Casualty and PACO Assurance Company (PACO). The FSR outlook for PACO is upgraded to “Stable,” which is the outlook assigned to the FSR of PICA and ProAssurance National Casualty.

In announcing its rating action, A. M. Best highlighted ProAssurance’s “…excellent capital strength, strong national business profile and extended trends of favorable operating performance.” Best also noted ProAssurance’s “…solid underwriting performance is driven by conservative reserving practices, disciplined underwriting standards and a proactive claim handling philosophy based on its localized expertise. The rating also considers the leading market position the organization holds across multiple jurisdictions.”

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past five years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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